SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant     / /

Filed by a Party other than the Registrant     /X/

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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infoUSA Inc.
(Name of Registrant as Specified In Its Charter)

Dolphin Limited Partnership I, L.P.
Dolphin Financial Partners, L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.0025 par value

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Timeline: The Story of the Abrupt Termination of the Special Committee

The story of Mr. Vinod Gupta's opportunistic and undervalued $11.75 bid to purchase shares of infoUSA and the abrupt termination of the Special Committee formed to evaluate the Gupta proposal and other strategic alternatives. Think of the expense of the Company's response to this failed bid and what it must have cost infoUSA shareholders.

Date	Title
03/15/05	On March 15, 2005, infoUSA announces that Mr. Vinod Gupta purchases shares of the Company and quotes him saying that he believes that "infoUSA stock is worth in excess of $18 per share."
06/08/05	On June 8, 2005, infoUSA announces that its fiscal 2005 earnings will be lower than previously announced.
06/13/05
On June 13, 2005, infoUSA announces that Mr. Vinod Gupta offers to purchase all the outstanding shares of infoUSA for $11.75 per share--less than a week after infoUSA lowered its earnings forecast and only three months after he stated that he believed infoUSA stock was worth in excess of $18 per share.

06/14/05
On June 14, 2005, minutes of a meeting of the board of directors of infoUSA record the establishment by the board of a Special Committee to "negotiate, approve or reject the Proposal" and "in its sole discretion, to solicit, negotiate, approve or reject alternate proposals." According to the minutes, the Special Committee was "delegated authority to take all actions of this Board of Directors with respect to the Proposal" and related matters. When Mr. Vinod Gupta did not like the direction of the Special Committee, he voted to disband it.

06/21/05
On June 21, 2005, the minutes of the very first meeting of the Special Committee record the recommendation of the advisors of the Special Committee that Mr. Vinod Gupta be required to "enter into a standstill agreement or to amend the shareholder rights plan to prevent Mr. Gupta from increasing his ownership interest in the Company while the Committee is considering the Proposal."

06/24/05	On June 24, 2005, infoUSA announces that it has formed the Special Committee of independent directors to "carefully review Mr. Vinod Gupta's proposal and potential alternatives."
08/23/05
On August 23, 2005, minutes of a Special Committee meeting record the Special Committee's conclusions that Mr. Vinod Gupta's proposal "undervalues" infoUSA and that the proposal required a "market check."

08/25/05	On August 25, 2005, infoUSA announces that Mr. Vinod Gupta withdrew his proposal and that the Special Committee would continue to "explore a range of strategic alternatives."
08/26/05
On August 26, 2005--just one day after announcing that the Special Committee would continue exploring strategic alternatives--infoUSA board meeting minutes record the board dissolving the Special Committee by a divided vote in which Mr. Vinod Gupta and Dr. George Haddix, both Company nominees for election at the 2006 annual shareholders meeting, voted to terminate the Special Committee. Company nominee, Dr. Vasant Raval, abstained from the vote.

08/26/05	On August 26, 2005, infoUSA announces the abrupt dissolution of the Special Committee.

FOR Immediate release

DOLPHIN RELEASES infoUSA BOARD MINUTES RELATED TO ABRUPT TERMINATION OF THE SPECIAL COMMITTEE OF THE BOARD

Special Committee Had Previously Determined to Seek Other Alternatives After Rejecting Vinod Gupta’s Acquisition Proposal

Minutes Reveal Divided Board

STAMFORD, Conn., April 27, 2006 - Dolphin Limited Partnership I, L.P. and Dolphin Financial Partners, L.L.C. which together own 2.0 million shares, or 3.6% of the outstanding shares of infoUSA Inc. (Nasdaq: IUSA), today released previously undisclosed infoUSA minutes related to the surprising and abrupt termination of the Special Committee of the Board that had been formed to consider Mr. Vinod Gupta’s $11.75 per share offer for the Company. Here all shareholders will see first hand the manner in which this Committee was terminated by a full Board led by Mr. Vinod Gupta.

Mr. Vinod Gupta and Dr. George Haddix, both Company nominees for election at the 2006 annual shareholders meeting, voted to terminate the Special Committee. Company nominee, Dr. Vasant Raval, abstained from the vote.

Dolphin notes that Mr. Vinod Gupta’s failed, opportunistic offer had been made:

•	just five days after infoUSA issued an earnings warning that knocked over 20% off the company’s share value; and

•	just three months after Mr. Vinod Gupta publicly stated that infoUSA shares were worth in excess of $18 per share.

The documents, along with a timeline related to the termination of the special committee, are available on www.iusaccountability.com.

Dolphin noted today that the stock price of infoUSA is down now by approximately 9% following missed earnings announced by the Company on April 21, 2006. Dolphin today reminded Mr. Vinod Gupta and the full Board that all infoUSA’s shareholders would be better served by focusing on improving the Company’s earnings and the conduct of the full Board, rather than the recent, desperate efforts to mislead shareholders on the real issues confronting the Company.

Dolphin has proposed three new, highly qualified and independent directors: Mick Aslin, former president and CEO of Gold Banc Corp, Karl Meyer, retired chairman of Ermis Maritime Holdings Ltd. and Robert A. Trevisani, a Boston-based attorney. These nominees are committed to serving only to benefit all shareholders and have no ties with Dolphin, infoUSA or infoUSA’s management.

/CONTACT: Arthur B. Crozier of Innisfree M&A Incorporated, +1-212-750-5833
/Web site: http://www.iusaccountability.com

infoUSA CEO Purchases Additional Stock

OMAHA, Neb.--(BUSINESS WIRE)--March 15, 2005--infoUSA(R) (NASDAQ:IUSA), the leading provider of proprietary business and consumer databases, sales leads and business credit reports, announced that it's Chairman and CEO, Vin Gupta, has today completed a purchase of 61,000 additional shares of infoUSA stock. Including this purchase, Mr. Gupta owns 18.4 million shares of the company's stock.

Vin Gupta, Chairman and CEO, infoUSA, commented, "I continue to believe that infoUSA stock is worth in excess of $18 per share based on the company's strong financial condition and earnings momentum. Additionally, it is trading at a discount to its peer group as measured by a multiple of EBITDA and free cash flow. Accordingly, I plan to purchase additional shares in the future as market conditions permit."

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission.

CONTACT: infoUSA, Omaha
Vin Gupta, 402-596-8900
Fax: 402-339-0265
E-Mail: vin.gupta@infoUSA.com
or
Laurel Gupta, 402-593-4535
Fax: 402-339-0265
E-Mail: laurel.gupta@infousa.com

SOURCE: infoUSA

Copyright infoUSA® Inc. All rights reserved.

infoUSA Revises Revenue & Earnings Guidance for 2005

OMAHA, Neb.--(BUSINESS WIRE)--June 8, 2005--infoUSA, (NASDAQ:IUSA), the leading provider of proprietary business and consumer databases, announced today that it is revising its revenue and earnings guidance for fiscal 2005. The Company's new guidance for fiscal 2005 is as follows:

	Revised Guidance	Original Guidance
GAAP Revenue	$370 - $380 Million	$390 - $400 Million
EBITDA	$92 - $96 Million	$98 - $102 Million
GAAP EPS	$0.59 - $0.63	$0.63 - $0.67
Free Cash Flow	$63 - $67 Million	$68 - $72 Million

The Company is revising its guidance for fiscal 2005 due to weakness in revenue of its Donnelley Marketing unit and the Small Business Group. However, the Company feels optimistic about long-term prospects. The management is forecasting full year EBITDA and EPS to be lower than original guidance due to lower revenue forecasts.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission.

CONTACT: infoUSA, Omaha
Vin Gupta 402-596-8900
Fax: 402-339-0265
E-Mail: vin.gupta@infoUSA.com
or
Raj Das, 402-593-4517
Fax: 402-339-0265
E-Mail: raj.das@infoUSA.com
or
Laurel Gupta, 402-593-4535
Fax: 402-339-0265
E-Mail: laurel.gupta@infousa.com

SOURCE: infoUSA

Copyright infoUSA® Inc. All rights reserved.

infoUSA Inc. Receives $11.75 Cash Offer That Would Take the Company Private; Offer Price Represents a 25% Premium to Yesterday's Closing Price

OMAHA, Neb.--(BUSINESS WIRE)--June 13, 2005--infoUSA Inc. (NASDAQ:IUSA) today announced that it has received an offer from Vin Gupta & Company, LLC, an entity controlled by infoUSA's founder, Chairman and CEO and holder of approximately 38% of the common shares of infoUSA, to acquire all of the outstanding publicly held common shares of infoUSA not held by Mr. Gupta. Upon completion of the proposed transaction, infoUSA will become a privately held company.

Under the terms of the proposed offer, the holders of infoUSA common stock, other than Mr. Gupta, will receive $11.75 in cash per share, a 25% premium to yesterday's closing price. The closing of the transaction is anticipated to occur during the third quarter of 2005. Mr. Gupta stated, "This transaction will bring significant value to our stockholders and enables infoUSA to continue to build upon our leading position in the information services industry. Our customers and partners will continue to receive great customer service and value-added products and services from the leading provider of proprietary business and consumer databases, sales leads and business credit reports."

The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including finalizing the debt financing, receiving the required approvals and executing the definitive documentation necessary to complete the transaction.

A copy of Mr. Gupta's letter to the infoUSA board of directors is attached.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

VIN GUPTA & COMPANY, LLC
Omaha, Nebraska

June 13, 2005

Board of Directors
infoUSA INC.
5711 South 86th Circle
Omaha, NE 68127

Gentlemen:

Pursuant to the terms and conditions set forth in this letter, Vin
Gupta & Company, LLC., an entity in which I am the manager and principal shareholder proposes to purchase all of the outstanding common stock of infoUSA INC. ("infoUSA" or the "Company") that I don't presently own for $11.75 per share in cash. This proposed price represents a 25% premium to today's closing share price. It also represents a substantial premium to the volume-weighted average closing prices for the Company's common stock for the 30 day, 60 day,
90 day and one year periods ending today.

In this transaction, I would contribute my entire equity ownership interest in infoUSA. The funds necessary to provide for the cash portion of this transaction would be obtained solely from debt financing, so that I do not intend to have any other equity investors in this transaction other than certain members of management. I and our financial advisors have had confidential discussions with several global financial institutions and we are confident that this transaction will be completed expeditiously and consistent with the terms proposed herein. These lenders have each advised us that they are committed to dedicate the resources and time required to successfully complete the process in a timely manner.

Closing of this transaction would be subject to a number of customary conditions, including but not limited to finalizing the debt financing, including completion of definitive documentation on mutually acceptable terms, and receipt of necessary approvals, all of which we believe will be received in a timely manner. Assuming full cooperation from the Board of Directors of the Company, we believe that this transaction may be closed within 90 days.

This letter of course constitutes a non-binding proposal and no party shall be bound in any way in connection with the transaction contemplated hereby until the parties execute mutually acceptable definitive documents.

It is my belief that this proposal offers infoUSA's shareholders the best opportunity to realize a very attractive value for their shares.
It also offers employees of infoUSA the opportunity to remain with the
Company and continue serving our customers. As the Board considers its response to this proposal, it should be aware that I do not desire to dispose of any of my shares of infoUSA common stock, nor do I intend to vote in favor of any transaction involving a change in control of the Company other than the proposed transaction.

We look forward to your response to this proposal. Please feel free to contact me (at the number set forth herein) or Rick Massey of Stephens
Inc., our lead financial advisor (at 501-377-3461) if you would like to discuss further any aspect of our proposal.

Sincerely,

\s\ Vin Gupta

Vinod Gupta,
Vin Gupta & Company, LLC

CONTACT: infoUSA, Omaha
Vin Gupta, 402-596-8900
Fax: 402-339-0265
E-Mail: vin.gupta@infoUSA.com
or
Raj Das, 402-593-4517
Fax: 402-339-0265
E-Mail: raj.das@infousa.com
or
Laurel Gupta, 402-593-4535
Fax: 402-339-0265
E-Mail: laurel.gupta@infousa.com

SOURCE: infoUSA

Copyright infoUSA® Inc. All rights reserved

infoUSA Inc.

Minutes of a Meeting
of the Board of Directors

June 14, 2005

A meeting of the Board of Directors of infoUSA Inc., a Delaware corporation (the “Company”), was held at 3:00 p.m. (Central Daylight Savings Time), on Tuesday, June 14, 2005, by telephonic conference call,

The following directors participated in the meeting: Vinod Gupta, Harold W. Andersen, Anshoo Gupta, George F. Haddix, Martin F. Kahn, Elliot S. Kaplan, Dr. Vasant H. Raval, Charles W. Stryker and Dennis P. Walker. No directors were absent. The following persons were also present: Raj Das and Fred Vakili of the Company; and Eric O. Madson of Robins, Kaplan, Miller & Ciresi L.L.P. Mr. Gupta chaired the meeting and Mr. Madson recorded the minutes. Noting that a quorum was present, Mr. Gupta called the meeting to order.

Establishment of Special Committee

Vin Gupta outlined the proposal submitted to the Company by Vin Gupta & Company, LLC (attached hereto as Appendix A for the acquisition of all shares of common stock of the Company not owned by Mr. Gupta, at a price of $11.75 per share in cash. The directors discussed the establishment of a special committee of disinterested directors of the Company to consider the proposal. Upon motion duly made and seconded, and after discussion, the following resolutions were adopted:

WHEREAS, the Company has received a written proposal from Vin Gupta & Company, LLC, an entity controlled by Vin Gupta, Chairman, Chief Executive Officer and principal stockholder of the Company, for the acquisition of all shares of common stock of the Company not owned by Mr. Gupta, at a price of $11.75 per share in cash (the “Proposal’);

WHEREAS, the Board of Directors desires to establish a special committee of disinterested directors to take all actions of the Board of Directors with respect to the Proposal and any other matters relating to the Proposal; and

WHEREAS, the Board of Directors has considered, with respect to each member of the Board of Directors, the existence or absence of a direct or indirect financial interest in the Proposal, and other factors that may affect or be perceived to affect each director’s ability to exercise independent judgment with respect to the Proposal and related matters with only the best interests of the Company and its stockholders in mind:

NOW, THEREFORE, BE IT

RESOLVED, that the Board of Directors hereby establishes a special committee of the Board of Directors (the “Special Committee”, which shall be composed of the following directors, each of whom is a disinterested director of the Company with respect to the Proposal:

Anshoo Gupta
Martin F. Kahn
Dr. Vasant H. Raval
Charles W. Stryker

RESOLVED FURTHER, that the Special Committee shall have the purpose of taking, and is hereby delegated authority to take, all actions of this Board of Directors with respect to the Proposal and any matters relating to or arising from the Proposal, including any actions that the Special Committee deems appropriate or necessary for the proper discharge by the Special Committee of its fiduciary duties and other obligations under applicable law;

RESOLVED FURTHER, that, without limiting the generality of the foregoing resolution, the Special Committee shall have the authority on behalf of the Company to determine whether the Company should become a party to a transaction pursuant to the Proposal or otherwise; to negotiate, approve or reject the Proposal; in its sole discretion, to solicit, consider, negotiate, approve or reject alternate proposals; in its sole discretion and. at the expense of the Company, to engage independent legal, financial and other advisors to, assist it in fulfilling its duties; to call upon and discuss any matter related to the Proposal or any alternate proposal with the management, employees, attorneys and other representatives of the Company as deemed appropriate or necessary by the Special Committee; to request and obtain from the management, employees, attorneys and other representatives of the Company any document or analysis reasonably related to the Proposal or any alternate proposal; to exercise all of the powers and authority of the full Board of Directors of this Company with respect to the Proposal or any alternate proposal and any matters relating thereto; and to take such action as it may otherwise deem appropriate or necessary, in its sole discretion, in connection with the Proposal or any alternate proposal or any matters relating thereto; and

RESOLVED FURTHER, that the approval or rejection by the Special Committee of the Proposal or any alternate proposal or any matter relating thereto shall be deemed to constitute the approval or rejection thereof by the full Board of Directors of the Company.

Adjournment

Upon completion of the foregoing matters, there being no further business, the meeting was adjourned.

Respectfully Submitted:

/s/ Eric O. Madson
Eric O. Madson, Secretary of the Meeting

ACCEPTED AND APPROVED:

/s/ Vinod Gupta
Vinod Gupta, Chairman of the Board

APPENDIX A
VIN GUPTA & COMPANY, LLC
Omaha, Nebraska

June 13, 2005

Board of Directors
infoUSA INC.
5711 South 86th Circle
Omaha, NE 68127

Gentlemen:

Pursuant to the terms and conditions set forth in this letter, Vin Gupta & Company, LLC, an entity in which I am the manager and principal shareholder proposes to purchase all of the outstanding common stock of infoUSA INC. (“infoUSA” or the “Company”) that I don’t presently own for $11.75 per share in cash. This proposed price represents a 25% premium to today’s closing share price. It also represents a substantial premium to the volume-weighted average closing prices for the Company’s common stock for the 30 day, 60 day, 90 day and one year periods ending today.

In this transaction, I would contribute my entire equity ownership interest in infoUSA The funds necessary to provide for the cash portion of this transaction would be obtained solely from debt financing, so that I do not intend to have any other equity investors in this transaction other than certain members of management. I and our financial advisors have had confidential discussions with several global financial institutions and we are confident that this transaction will be completed expeditiously and consistent with the terms proposed herein. These lenders have each advised us that they are committed to dedicate the resources and time required to successfully complete the process in a timely manner.

Closing of this transaction would be subject to a number of customary conditions, including but not limited to finalizing the debt financing, including completion of definitive documentation on mutually acceptable terms, and receipt of necessary approvals, all of which we believe will be received in a timely manner. Assuming full cooperation from the Board of Directors of the Company, we believe that this transaction may be closed within 90 days.

This letter of course constitutes a non-binding proposal and no party shall be bound in any way in connection with the transaction contemplated hereby until the parties execute mutually acceptable definitive documents.

It is my belief that this proposal offers infoUSA’s shareholders the best opportunity to realize a very attractive value for their shares. It also offers employees of infoUSA the opportunity to remain with the Company and continue serving our customers. As the Board considers its response to this proposal, it should be aware that I do not desire to dispose of any of my shares of infoUSA common stock, nor do I intend to vote in favor of any transaction involving a change in control of the Company other than the proposed transaction.

We look forward to your response to this proposal. Please feel free to contact me (at the number set forth herein) or Rick Massey of Stephens Inc., our lead financial advisor (at 501-377-3461) if you would like to discuss further any aspect of our proposal.

Sincerely,

\s\ Vin Gupta

Vinod Gupta,
Vin Gupta & Company, LLC

MINUTES OF THE

JUNE 21, 2005 MEETING

OF THE SPECIAL COMMITTEE

OF THE

BOARD OF DIRECTORS OF

infoUSA, INC.

A telephonic meeting of the Special Committee (the “Committee”) of the Board of Directors of infoUSA, Inc. (the “Company”) was held on Tuesday, June 21, 2005. Martin Kahn, Charles Stryker, Vasant Raval and Anshoo Gupta were present. Warren de Wied, Robert Schwenkel, Brian Mangino and Tiffany McConnell of Fried, Frank, Harris, Shiver & Jacobson LLP (“Fried Frank”) also participated. Prior to the meeting, Fried Frank circulated to the members of the Committee materials, including an agenda, a board presentation, and memoranda concerning fees paid to Special Committee members and financial advisors in similar transactions and considerations relevant to the selection of a financial advisor.

The meeting was called to order at approximately 1:00 p.m.

Messrs. de Wied and Schwenkel made a presentation to the Committee relating to the proposal by Vin Gupta & Company LLC to acquire all of the outstanding shares of the Company (the “Gupta Proposal”). The presentation addressed the terms of the Gupta Proposal, the fiduciary duties of Committee, legal considerations relevant to the evaluation by the Committee of the Gupta Proposal and potential responses to the Gupta proposal. Messrs. de Wied and Schwenkel responded to questions.

Mr. de Wied also reviewed certain structural considerations relevant to the Gupta Proposal. In particular, Mr. de Wied noted that Mr. Gupta is currently exempt from the Company’s shareholder rights plan, and that it may be desirable for the Company to enter into a standstill agreement or to amend the shareholder rights plan to prevent Mr. Gupta from increasing his ownership interest in the Company while the Committee is considering the Gupta Proposal.

After the presentation, the Committee discussed the position of Chairman of the Special Committee. After discussion, the members of the Committee unanimously determined that Martin Kahn should be appointed as the chairman of the Special Committee.

Following this discussion, the Committee discussed potential compensation of the Committee members. Fried Frank presented to the Committee information concerning compensation of similar committees. The Committee determined to recommend to the Board of Directors fees of $75,000 per Committee member for the remainder of 2005. The Committee, at Mr. Kahn’s request, postponed discussion of the compensation of Mr. Kahn as Chairman of the Committee until the end of the meeting.

The Committee then reviewed a draft letter to Mr. Gupta prepared by Fried Frank elaborating certain principles governing Mr. Gupta’s conduct during the period in which the Committee is considering the Gupta Proposal. The Committee suggested certain changes to the draft letter and Fried Frank agreed to circulate a revised draft of the letter in response to the Committee’s comments.

The Committee then discussed the process for selecting a financial advisor. The Committee discussed qualifications relevant to selecting a financial advisor and reviewed various investment banking firms that had either approached the Committee or been identified by members of the Committee or Fried Frank as potential candidates. After further discussion, the Committee unanimously determined to invite each of *___________, Lazard Freres & Co., Inc., *________________ to make presentations to the Committee. The Committee determined that the presentations would be made on June 30 and, if necessary, July 1, 2005, at the offices of Fried Frank located at 375 Park Avenue, New York City.

A discussion ensued as to whether, the Committee should employ an outside public relations firm to handle media inquiries and press releases issued by the Committee. After discussion, the Committee determined that an outside firm was not necessary at this time, but that this determination would be revisited as the process continued if necessary.

The Committee then discussed the scheduling and agenda for future meetings.

Mr. Kahn then left the meeting. The remaining Committee members discussed the appropriate compensation for Mr. Kahn as Chairman of the Committee. The Committee concluded that an additional $25,000 of compensation was reasonable given Mr. Kahn’s increased responsibilities as Chairman.

The meeting was adjourned at approximately 3:05 p.m.

____________________
         Chairman

* Redacted by infoUSA

 infoUSA Announces Board of Directors Has Formed Special Committee

OMAHA, Neb.--(BUSINESS WIRE)--June 24, 2005--infoUSA Inc. (NASDAQ:IUSA) announced that its Board of Directors has formed a Special Committee of independent directors to consider the previously announced proposal by Vin Gupta & Company, LLC, an entity controlled by infoUSA's Chairman and CEO, Mr. Vinod Gupta, to acquire all of the shares of Common Stock of infoUSA not owned by Mr. Vinod Gupta at a cash purchase price of $11.75 per share. The members of the Special Committee are Martin Kahn, Charles Stryker, Vasant Raval and Anshoo Gupta (Anshoo Gupta is not related to Vinod Gupta).

The Special Committee has engaged Fried, Frank, Harris, Shriver & Jacobson LLP as its legal advisor to assist in its evaluation of the proposal by Mr. Vinod Gupta. The Special Committee will carefully review Mr. Vinod Gupta's proposal and potential alternatives and will respond to the proposal upon completion of its review. However, there can be no assurance as to the timeframe for the Special Committee process nor whether any transaction will result.

CONTACT: infoUSA Inc., Omaha
Martin Kahn, 212-848-0401

SOURCE: infoUSA Inc.

Copyright infoUSA® Inc. All rights reserved.

MINUTES OF THE

AUGUST 23, 2005 MEETING

OF THE SPECIAL COMMITTEE

OF THE

BOARD OF DIRECTORS OF

infoUSA, INC.

A meeting of the Special Committee (the “Committee”) of the Board of Directors of infoUSA, Inc. (the “Company”) was held on Tuesday, August 23, 2005, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”), 375 Park Avenue, New York, New York. Martin Kahn, Charles Stryker, Anshoo Gupta and Vasant Raval were present. Warren de Wied and Brian Mangino of Fried Frank also participated.

The meeting was called to order at approximately 9:30 am.

Lazard Freres & Co., Inc. (“Lazard”), the Committee’s financial advisor, gave a presentation regarding Mr. Vin Gupta’s proposal to acquire all of the shares of the Company not currently owned by Mr. Vin Gupta for a price of $11.75 per share. The Lazard presentation included written materials and an oral presentation. The presentation included Lazard’s report on its due diligence investigation of the Company, its preliminary views of the valuation of the Company using various financial metrics and potential strategic alternatives for the Committee to consider in addition to Mr. Gupta’s proposal. Lazard responded to questions from the Committee regarding the presentation. Following the presentation, the Committee, Lazard and Fried Frank discussed the next steps in the process of responding to Mr. Vin Gupta’s proposal.

After lengthy discussions where Lazard and Fried Frank responded to various questions from the Committee, the Committee authorized Martin Kahn, the Chairman of the Committee, to contact Mr. Vin Gupta and inform Mr. Vin Gupta of the following:

●
based upon the preliminary information reviewed by the Committee, including the infoUSA financial projections, which Lazard noted had been prepared by members of management participating in Mr. Gupta’s bid, it believed that Mr. Gupta’s proposal undervalues infoUSA; and

●
that the Committee believes, in light of the background to Mr. Vin Gupta’s proposal (including prior public statements about the company’s growth prospects and value), as well as his position as CEO of the company, that any sale transaction will require a market test.

The Committee determined, and authorized Mr. Kahn to convey its view to Mr. Vin Gupta, that while the Committee has made no decision to recommend any transaction, in light of Mr. Vin Gupta’s proposal and potential alternatives available to the Company, it is in the best interests of the Company’s stockholders to explore possible strategic alternatives for the Company at this time.

Mr. Kahn was further authorized to present Mr. Vin Gupta with two different alternative processes to achieve a market test. Under the first alternative, Mr. Gupta would be given an opportunity to negotiate with the Committee on an exclusive basis, with the understanding that there would be a post-signing market check and that Mr. Gupta would be required to commit to support a sale of the company if a higher offer were ultimately obtained. Under the second alterative, Mr. Gupta would be invited to participate along with other interested parties in an exploration of potential strategic alternatives, but would not be given exclusivity and would not be required to commit to support an alternative transaction.

Members of Lazard were then excused from the meeting.

The Committee then discussed the status of the lawsuit filed by Eileen Tyrrell against Mr. Vin Gupta, the Company and the members of the Board of Directors.

There being no further business, the meeting was adjourned at approximately 5:00 p.m.

______________________
Chairman

infoUSA Announces Withdrawal of Offer by Vinod Gupta; Special Committee Intends to Continue to Explore Strategic Alternatives

OMAHA, Neb., Aug 25, 2005 /PRNewswire-FirstCall via COMTEX/ -- infoUSA Inc. (Nasdaq: IUSA) announced that, on August 24, 2005, the Special Committee of its Board of Directors communicated to Mr. Vinod Gupta, infoUSA's Chairman and CEO, the preliminary conclusions of the Committee regarding the previously announced proposal by an affiliate of Mr. Vinod Gupta to acquire all of the shares of infoUSA not owned by Mr. Vinod Gupta for $11.75 per share in cash. The Special Committee informed Mr. Vinod Gupta that, based upon the preliminary information reviewed by the Committee, it did not intend to move forward with his current proposal.

The Special Committee further advised Mr. Vinod Gupta that, while the Committee had made no decision to recommend any transaction, the Committee had determined, in light of his proposal and potential strategic alternatives available to the company, that it is in the best interests of the company's stockholders to continue to explore potential strategic alternatives.

Mr. Vinod Gupta then advised the Special Committee that he intended to withdraw his $11.75 per share proposal. In addition, Mr. Vinod Gupta also reiterated that he does not intend to sell his shares or to vote his shares in favor of any other change in control transaction. Mr. Vinod Gupta subsequently issued a press release confirming these statements.

The Special Committee intends to continue to explore a range of strategic alternatives and to exercise its functions unless and until the authority of the Committee is terminated by the Board of Directors of infoUSA, despite the withdrawal of Mr. Vinod Gupta's proposal and his statement that he does not intend to sell his shares or support any change in control transaction. However, there can be no assurance that any transaction will result from the Committee's exploration of strategic alternatives.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at 402-593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission.

SOURCE: infoUSA Inc.

Martin Kahn, Chairman of the Special Committee of infoUSA, +1-212-848-0401

Copyright infoUSA® Inc. All rights reserved.

infoUSA Inc.

Minutes of a Meeting

of the Board of Directors

August 26, 2005

A meeting of the Board of Directors of infoUSA Inc., a Delaware corporation (the “Company”), was held at 10:00 a.m. (Central Daylight Savings Time), on Friday, August 26, 2005, by telephonic conference call.

The following directors participated in the meeting: Vinod Gupta, Harold W. Andersen, Anshoo Gupta, George F. Haddix, Martin F. Kahn, Elliot S. Kaplan, Dr. Vasant H. Raval, Charles W. Stryker and Dennis P. Walker. No directors were absent. The following persons also participated in the meeting: Raj Das and Fred Vakali of the Company; and Eric O. Madsen of Robins, Kaplan, Miller & Ciresi L.L.P. Vin Gupta chaired the meeting and Mr. Madson recorded the minutes. Noting that a quorum was present, Mr. Gupta called the meeting to order.

Vin Gupta, in his capacity as a stockholder of the Company, confirmed to the Board that he had withdrawn his proposal to acquire all shares of common stock of the Company not owned by Mr. Gupta, at a price of $11.75 per share in cash.

Mr. Kahn presented a report on behalf of the Special Committee composed of Anshoo Gupta, Mr. Kahn, Dr. Raval and Mr. Stryker. Throughout his report, Mr. Kahn and other members of the Special Committee addressed questions from the directors. Mr. Kahn reviewed the formation of the Special Committee following the Company’s receipt of Mr. Gupta’s proposal, and the scope of its authority as set forth in the resolutions of the Board of Directors establishing the Special Committee. He discussed the process conducted by the Special Committee, including the engagement of Fried, Frank, Harris, Shriver & Jacobson LLP as legal counsel to the Special Committee and Lazard Freres & Co. LLC as financial advisor to the Committee, the conducting of interviews with members of management, and the receipt and consideration of a financial review of the Company by Lazard. He reported that the Special Committee had met with its legal and financial advisors on August 23, 2005; that Lazard presented a preliminary report with respect to the fair value of the Company; that based on Lazard’s analysis the Special Committee unanimously felt that Mr. Gupta’s offer of $11.75 per share undervalued the Company, and that the Special Committee felt that a transaction with Mr. Gupta should not be concluded without conducting a “market check.” Mr. Kahn discussed how a market check could be conducted. Mr. Kahn reported that he communicated the Special Committee’s response to Mr. Gupta on August 24, 2005, and that Mr. Gupta then advised the Special Committee that he would withdraw his proposal.

The directors discussed the report of the Special Committee in light of Mr. Gupta’s withdrawal of his proposal. Members of the Special Committee discussed communications that had been directed to the Special Committee by stockholders relating to Mr. Gupta’s proposal, and reported that such stockholders generally felt that a price of $11.75 per share was too low. Mr. Gupta stated that, from his perspective as a stockholder, the Company was not for sale, and that he would not sell his shares to a third party. Directors noted that a third party would be free to submit a proposal even if the Company did not proactively seek such proposals, that if a proposal were received from a third party, such proposal could be considered by the full Board, and that while a special committee of disinterested directors was needed to consider Mr. Gupta’s proposal, the need for such a committee no longer exists in view of the withdrawal of Mr. Gupta’s proposal.

The directors discussed whether it was desirable at this time to proactively seek alternative proposals. They first discussed the interests of the Company’s stockholders. They next discussed the potential disruption in the Company’s operations that could result from continued exploration of strategic alternatives, including demands on management’s time, a possible adverse impact on the Company’s ability to retain key employees, the creation of uncertainty for and the possible adverse impact on employees in general, and consequential adverse impact on the interests of the Company’s stockholders. Finally, the directors discussed whether the Special Committee had completed its charge, and whether or not the Special Committee should be dissolved.

After discussion, the following motion was made by Mr. Haddix and seconded by Mr. Walker:

WHEREAS, in June 2005 the Company received a written proposal from Vin Gupta & Company, LLC, an entity controlled by Vin Gupta, Chairman, Chief Executive Officer and principal stockholder of the Company, for the acquisition of all shares of common stock of the Company not owned by Mr. Gupta, at a price of $11.75 per share in cash (the “Proposal”); and

WHEREAS, the Board of Directors established a Special Committee to take all actions of the Board of Directors with respect to the Proposal and any matters relating to or arising from the Proposal, including any actions that the Special Committee deemed appropriate or necessary for the proper discharge by the Special Committee of its fiduciary duties and other obligations under applicable law; and

WHEREAS, the Special Committee has determined, based on preliminary information, that the Proposal should not be accepted and Mr. Gupta has withdrawn the Proposal; and

WHEREAS, the purpose for which the Special Committee was established no longer exists;

NOW, THEREFORE, BE IT

RESOLVED, that the Special Committee is hereby dissolved, effective immediately; that the delegation of authority to the Special Committee is hereby terminated and such authority is hereby restored to the full Board of Directors; and that the affairs of the Special Committee shall be wound up as soon as practicable.

The directors discussed the motion and related matters. After discussion, the motion was adopted by the affirmative vote of a majority of the directors. The following directors voted in favor of the motion: Mr. Andersen, Mr. Vinod Gupta, Mr. Haddix, Mr. Kaplan and Mr. Walker. The following directors voted against the motion: Mr. Anshoo Gupta, Mr. Kahn and Mr. Stryker. Dr. Raval abstained from voting on the motion.

Upon completion of the foregoing matters, there being no further business, the meeting was adjourned.

Respectfully Submitted:

___________________________________
Eric O. Madson, Secretary of the Meeting

Accepted and approved:

______________________________
Vinod Gupta, Chairman of the Board

infoUSA Board of Directors Dissolves Special Committee

OMAHA, Neb.--(BUSINESS WIRE)--Aug. 26, 2005--infoUSA Inc. (Nasdaq:IUSA) today announced that its Board of Directors has dissolved the Special Committee of directors that was formed to review the previously announced proposal from Vin Gupta & Company, LLC, an entity controlled by infoUSA's Chairman and CEO, to acquire all of the outstanding publicly held common shares of infoUSA not held by Mr. Gupta. On August 24, 2005, the Special Committee informed Mr. Gupta that it did not intend to move forward with his proposal, and Mr. Gupta withdrew his proposal.

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA's products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company's business and financial results is included in the company's filings with the Securities and Exchange Commission.

CONTACT: infoUSA Inc., Omaha
Raj Das, 402-593-4517
Fax: 402-339-0265
E-Mail: raj.das@infoUSA.com

SOURCE: infoUSA Inc.

Copyright infoUSA® Inc. All rights reserved.